UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TRANSKARYOTIC THERAPIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Additional Materials Filed Pursuant to Rule 14a-6

This filing consists of materials being used by Transkaryotic Therapies, Inc. in communications with stockholders.

Transkaryotic Therapies, Inc.

Participants TKT Independent Directors Lydia Villa-Komaroff: Chairwoman of the Board, Member of Audit, Compensation and Transaction Committees Jonathan Leff: Chairman of Corporate Governance and Nominating Committee and Member of Transaction Committee Wayne Yetter: Chairman of Audit Committee and Member of Corporate Governance and Nominating Committees TKT Management David Pendergast: President and Chief Executive Officer and Director Gregory Perry: Chief Financial Officer Financial Advisor Declan Quirke: Managing Director, SG Cowen & Co., LLC

Legal Notice This presentation contains forward-looking statements regarding the proposed transaction between Shire and TKT, TKT's development of certain products, including Replagal(tm), Dynepo(tm), and I2S, the timing of TKT's clinical trials, TKT's clinical trial results and regulatory filings, and statements regarding TKT's financial outlook, as well as statements about future expectations, beliefs, goals, plans or prospects, including statements containing the words "believes," "anticipates," "plans," "expects," "estimates," "intends," "should," "could," "will," "may," and similar expressions. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including: the ability to obtain the approval of the stockholders of each company; the ability to consummate the transaction; whether any of TKT's products will achieve the commercial success anticipated by TKT; whether competing products will reduce the market opportunity for such products; whether I2S will be safe and effective as a treatment for Hunter syndrome; whether GA-GCB will be safe and effective as a treatment for Gaucher disease; whether TKT will be able to successfully complete clinical trials of its products; enrollment rates for clinical trials; whether the results of clinical trials will be indicative of results obtained in later clinical trials; whether future clinical trials will be conducted and conducted on a timely basis; the ability of TKT and its collaborators to successfully complete development of its products; the ability to manufacture sufficient quantities of its products to satisfy both clinical trial requirements and commercial demand; the timing of submissions to and decisions by regulatory authorities in the United States, Europe, Japan and other countries regarding clinical trials and marketing and other applications; whether the FDA and equivalent regulatory authorities grant marketing approval for TKT's products on a timeline consistent with TKT's expectations, or at all; the availability and extent of coverage from third party payors and the receipt of reimbursement approvals for TKT's products; whether competing products will reduce any market opportunity that may exist; results of litigation; whether TKT will be successful in establishing European manufacturing for Dynepo(tm); and other factors set forth under the caption "Certain Factors That May Affect Future Results" in TKT's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which is on file with the SEC and which factors are incorporated herein by reference. While TKT may elect to update forward-looking statements at some point in the future, TKT specifically disclaims any obligation to do so.

Agenda Company overview Transaction summary Board process Fairness opinions Summary

TKT Marketed and Pipeline Products Replagal: Fabry disease (ex US) Dynepo: Anemia (kidney) (ex US) I2S: Hunter syndrome GA-GCB: Gaucher disease I2S CNS: Hunter syndrome Familial Hypercholesterolemia 3 Exploratory Research Preclinical Phase 1/2 BLA/MAA Market Phase 3 Unique Business Model ? Niche Markets

Financial Results 2002 2003 2004 Q1 2005 Sales $35 M $57 M $77 M $22 M Net loss $(130) M $(75) M $(66) M $(22) M

Challenges as Independent Company Significant ongoing financing requirements Expected year-end 2005 cash of $40-60 million (excluding any break fees) Likely need to raise money by Q4 2005 Dilution to stockholders Dynepo commercialization Shire not obligated to Dynepo if TKT terminates merger agreement Partner required with significant commercial reach; previous negotiations terminated, no ongoing discussions TKT currently bearing all costs and making marketing decisions Previous deal opportunities were back-end loaded, up-front payments with downstream royalty participation I2S commercialization TKT currently has limited U.S. commercial capability, organization or experience Extremely rare condition with precise market size unknown Global pressure on reimbursement; need to secure high price around the world to meet commercial objectives Replagal competitive landscape Blocked from US market until 2010 Competing head to head in Europe with larger, better financed company Yet to receive approval in Japan or reimbursement in Canada Ongoing litigation (class action, patent litigation, SEC)

Transaction Summary $37 per share cash ($1.6 Billion) represents full and fair value Significant premium to pre-negotiation share price (62% over 5-day average beginning 60 days prior to transaction announcement) Valuation supported by DCF analyses, publicly traded companies analyses, and precedent transactions analyses All valuation analyses assumed positive results of I2S clinical trial Rejected two previous offers from Shire Two independent fairness opinions Optimal timing Satisfied immediate need to secure commercial partner for Dynepo Alternative approach (out-licensing of Dynepo) carefully considered - less valuable and would have impaired ability of TKT stockholders to obtain acquisition premium in the future Transaction timing designed to allow higher offer to emerge, including after the announcement of I2S results; no approaches received to date Optimal structure Transaction structure carefully designed to protect TKT stockholders if Shire stockholders vote against deal Structure enables consideration of better offers; Warburg voting agreement, break fee

Transaction Structure $37 per share cash (aggregate $1.6 billion) Approval of stockholders required by both companies Voting agreement with Warburg Pincus (14% of shares outstanding), expires if merger agreement is terminated due to better offer or otherwise If Shire stockholders vote down the transaction: Shire pays TKT $40 million break fee Shire pays TKT $450 million to license Dynepo If TKT Stockholders vote down the transaction: $450 million license agreement on Dynepo does not become effective TKT may be required to pay $16 million upon Dynepo license with a party other than Shire TKT may be required to pay $52 million upon acceptance of a higher acquisition offer

A Board Process Designed to Deliver Full Value to Stockholders

Board of Directors: Independent, Knowledgeable, Committed to Stockholder Value Lydia Villa-Komaroff, Ph.D., Chairwoman of the Board Chief Operating Officer at Whitehead Institute Walter Gilbert, Ph.D. Managing Director of BioVentures Investors Dennis Langer, M.D. Former President, North America of Dr. Reddy's Laboratories Jonathan Leff Managing Director at Warburg Pincus Rodman Moorhead Managing Director and Senior Advisor at Warburg Pincus David Pendergast, Ph.D.* President and CEO, TKT Wayne Yetter President and CEO of Odyssey Pharmaceuticals, Inc. 6 of 7 Directors Independent *Appointed to TKT Board April 21, 2005, replacing Michael Astrue 11

Board Was Well Advised Three prominent law firms (fees not contingent on transaction) Cravath, Swaine & Moore LLP Morris, Nichols, Arsht & Tunnell Wilmer Cutler Pickering Hale and Dorr LLP Two nationally recognized financial firms Banc of America Securities LLC (flat-fee structure) SG Cowen & Co., LLC (transaction-based fee structure)

Board Process Designed to Deliver Full Value to Stockholders Deliberated at more than 20 dedicated Board and Transaction Committee meetings between October 2004 - April 2005 Engaged two nationally recognized financial firms Engaged three prominent law firms Approached the two most likely alternative buyers prior to announcing transaction; both expressed no interest Designed transaction to allow higher offer to emerge, including after the announcement of I2S results; no approaches received to date Thoroughly and diligently reviewed all options Rejected first two Shire offers as inadequate; suspended negotiations A Model Fiduciary Process

Possibility of Higher Acquisition Price Fully Explored Extremely small set of likely alternative acquirers Rare disease focus of interest to only a small number of major companies Anti-trust considerations exclude some of those Few companies with interest in rare diseases could also commercialize and fully value Dynepo Direct overtures made to two most likely alternative acquirers Identified by senior management and SG Cowen Neither indicated any interest More than 10 companies were able to assess Dynepo and TKT via the Dynepo transaction; only Shire developed an interest in the company Transaction designed to allow higher offers to be considered, including after announcement of I2S results No approaches received to date No Credible Basis to Expect Superior Offer to Emerge

October 2004: Shire initiated contact with TKT December 2004: Shire proposed $29-$31 per share all cash transaction* TKT Board communicated to Shire offer was too low TKT Board authorized limited due diligence to support a higher offer TKT Board authorized its financial advisor to contact two additional companies to test the market; these companies indicated no interest February 2005: Shire proposed $31 per share all cash transaction* TKT Board, after thorough deliberations, communicated to Shire offer was too low and suspended negotiations March 2005: Shire indicated continued interest at higher price TKT Board deliberated and authorized financial advisor to seek higher price March 31, 2005: Shire increased offer to $37 per share all cash transaction* Transaction Timeline *subject to conditions

Transaction Background (continued) April 2005 Shire conducted full diligence TKT Board engaged additional firms: Cravath, Swaine & Moore and Banc of America (fairness opinion) Fee structures not contingent on transaction Extensive deliberations and negotiation of transaction terms TKT Board committed to assuring right structure and optimal timing to protect stockholders and maintain ability to consider and accept better offer TKT Board received two independent fairness opinions TKT Board approved the transaction with Shire and recommended the transaction to stockholders on April 21, 2005 Current Board Unanimously Recommends Approval

Board Delivered Optimal Result for Stockholders Price $37 per share extremely attractive; favorable valuation for TKT stockholders, assuming positive I2S results Cash consideration eliminates challenges/risk in remaining independent Structure Designed structure and financial protection to mitigate risk of Shire stockholders voting against the transaction Ensures opportunity to consider and accept better offers - no approaches received to date Timing Immediate need for Dynepo commercialization partner Dynepo partnership would have reduced potential for future acquisition Shire indicated no interest if Dynepo licensed to third party Partnership vs. Acquisition Out-licensing Dynepo carefully considered and determined less valuable to TKT stockholders

Wall Street Research Community Sentiment (a) Discounted at 20% to April 30, 2005. Analyst Comments and Estimates (US$)

SG Cowen Valuation Assumptions All financial analyses based on base case financial projections provided by TKT management or from Wall Street research TKT management's projections assume all TKT's clinical programs, including I2S, prove successful and are commercialized TKT management assumed the company would not commercialize Dynepo, but would instead receive royalties and milestones from a Dynepo partnership TKT management's projections were also compared to the available Wall Street research projections

SG Cowen Summary Valuation Analysis Summary Reference Range (US$) Note: Calculated using TKT's net cash of $155.2 million per Form 10-K for the year ended December 31, 2004. Calculated using TKT's fully diluted shares outstanding of 42.063 million as of April 19, 2005. Assumes conversion of $94.0 million convertible notes outstanding to 5.084 million shares of common stock. (a) Based on an average of Wall Street projections, dated April 18, 2005. EPS estimates based on net income fully taxed at 40.0%. (b) As per TKT Management Base Case dated February 23, 2005. EPS estimates based on net income fully taxed at 40.0%. (c) Based on selected profitable biopharmaceutical companies. Analysis performed 3-years and 1-year forward multiples on a revenue and an EPS basis. (d) Based on acquisitions of selected biopharmaceutical companies with marketed products and LTM revenue of over $50 million. (e) Premium applied to April 19, 2005 closing price. (f) For Wall Street Case, 2005P-2009P projections per Wall Street research as of April 18, 2005; 2010P and 2011P developed by SG Cowen. Management Case as per TKT forecasts dated February 23, 2005. In both cases, assumes depreciation and amortization as per Management; assumes change in working capital to be equal to 10.0% of the change in revenue; assumes full utilization of $340.7 million net operating loss; and analysis discounted to April 19, 2005.

Summary Company Summary Dilutive financing likely in Q4 2005 Commercial risks exist on three of four products that are yet to be marketed Operational risks are those of a small, emerging biotechnology company Transaction $37 all cash ($1.6 billion total) Full and fair value - no competing offers, fairness opinions Model Process Well advised - two investment banks; three legal advisors Substantial deliberation - separate Transaction Committee - 20 formal meetings; twice determined prior offers to be inadequate Stockholder Choice: $37 Cash Now vs. Uncertain Value as Independent Company